Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Supplementing the

Preliminary Prospectuses

dated May 3, 2019

Registration No. 333-229578

Avantor, Inc.

This free writing prospectus relates to the Common Stock Offering and the Mandatory Convertible Preferred Stock Offering (each as described below) and should be read together with (i) Avantor, Inc.’s preliminary prospectus (the “Common Stock Preliminary Prospectus”) dated May 3, 2019 relating to the Common Stock Offering; and (ii) Avantor, Inc.’s preliminary prospectus (the “Mandatory Convertible Preferred Stock Preliminary Prospectus” and, together with the Common Stock Preliminary Prospectus, the “Preliminary Prospectuses”) dated May 3, 2019 relating to the Mandatory Convertible Preferred Stock Offering. The information in this free writing prospectus updates and supersedes certain information in the Common Stock Preliminary Prospectus or the Mandatory Convertible Preferred Stock Prospectus, as applicable.

Common Stock Offering
Shares of Common Stock Offered by Avantor, Inc. (the “Issuer”)	204,999,900 shares of the Issuer’s common stock, par value $0.01 per share (“Common Stock”)

Shares of Common Stock Offered by the Selling Stockholder	100 shares

Underwriters’ Option	The Issuer has granted the underwriters a 30-day option to purchase up to 30,750,000 additional shares of Common Stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments.

Public Offering Price Range:	$14.00 to $15.00 per share of Common Stock

Shares of Common Stock Outstanding Following the Common Stock Offering (Assuming an Initial Public Offering Price of $14.50 Per Share, Based on the Midpoint of the Public Offering Price Range):	525,588,143 (or 556,338,143 shares if the underwriters exercise in full their overallotment option to purchase additional shares in the Common Stock Offering)

Mandatory Convertible Preferred Stock Offering
Securities Offered by the Issuer:	15,000,000 shares of the Issuer’s % Series A Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Mandatory Convertible Preferred Stock”).

Underwriters’ Option	The Issuer has granted the underwriters a 30-day option to purchase up to 2,250,000 additional shares of the Mandatory Convertible Preferred Stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus for the applicable offering in that registration statement and the applicable Preliminary Prospectus referred to above for a more complete information about the Issuer and the applicable offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the applicable offering will arrange to send you the prospectus and the applicable Preliminary Prospectus if you request it by calling Goldman Sachs & Co. LLC at (866) 471-2526, or by calling J.P. Morgan Securities LLC at (866) 803-9204.

The information in this free writing prospectus supersedes the information in the Common Stock Preliminary Prospectus or the Mandatory Convertible Preferred Stock Prospectus, as applicable, to the extent it is inconsistent with the information in the applicable Preliminary Prospectus. In all other respects, this free writing prospectus is qualified in its entirety by reference to the applicable Preliminary Prospectus and which were included in Amendment No.  6 to the Registration Statement on Form S-1 and are available at https://www.sec.gov/Archives/edgar/data/1722482/000119312519135671/d698870ds1a.htm .

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.